Exhibit 8.1

Law Offices Ballard Spahr Andrews & Ingersoll, LLP 1735 MARKET STREET, 51ST FLOOR PHILADELPHIA, PENNSYLVANIA 19103-7599 215-665-8500 FAX: 215-864-8999 LAWYERS@BALLARDSPAHR.COM	Baltimore, MD Denver, CO Salt Lake City, UT Voorhees, NJ Washington, DC Wilmington, DE

June 30, 2004

Hercules Incorporated
1313 North Market Street
Wilmington, Delaware 19894-0001

Re:	Hercules Incorporated $250,000,000 6¾% Senior Subordinated Notes due 2029

Ladies and Gentlemen:

     We have acted as counsel for Hercules Incorporated (the “Company”) in connection with the offer to exchange $250,000,000 aggregate principal amount of the Company’s 6¾% Senior Subordinated Notes due 2029 (the “Exchange Notes”), which are proposed to be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), for a like aggregate principal amount of outstanding 6¾% Senior Subordinated Notes due 2029 (the “Exchange Offer”).

     We are giving this opinion in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), relating to the registration by the Company of the Exchange Notes to be offered in the Exchange Offer, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the rules and regulations of the Commission promulgated thereunder.

     In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each such agreement represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms and the entire agreement between the parties with respect to the subject matter thereof, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

June 30, 2004

     The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

     Based upon the foregoing, we hereby confirm that the discussion set forth under the headings “United States Federal Income Tax Considerations” in the Registration Statement represents our opinion in so far as such discussion concerns conclusions of law subject to the assumptions, qualifications, and limitations set forth in that discussion are herein. While such description discusses the material anticipated United States federal income tax consequences applicable to holders of Exchange Notes, it does not purport to discuss all United States federal income tax considerations and our opinion is limited to those United States federal income tax considerations specifically discussed therein.

     Our opinion is based upon the Internal Revenue Code of 1986, the Treasury regulations promulgated thereunder (proposed, temporary and final), interpretive pronouncements by the Internal Revenue Service and other relevant legal authorities, all as in effect on the effective date of the Registration Statement. We note that all such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the facts or applicable law subsequent to the effective date of the Registration Statement which could affect our opinion, including a discovery subsequent to such date of any inaccuracy in the representations or warranties upon which we have relied in rendering this opinion.

     In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

     We are furnishing this letter in our capacity as counsel to the Company. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. The issuance of such a consent does not concede that we are an “expert” for purposes of the Securities Act.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP

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